UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 13, 2013

Date of Report (date of Earliest Event Reported)

SHARP PERFORMANCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-162072	26-2883037
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File number)	Identification No.)

129 Glenwood Road, Glenwood Landing, NY 11547

(Address of principal executive offices, including zip code)

(203) 340-4123

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation

Effective September 13, 2013 Robert Sharp resigned as officer and director of Sharp Performance, Inc. (the “Company”).

Appointments

Effective September 13, 2013 James Giordano, age 57, was named Director, Chief Executive Officer, Secretary and Chief Financial Officer of the Company.  There are no written agreements between the Company and Mr. Giordano, but Mr. Giordano is an officer of HVW Holdings, LLC which has entered into a Management Agreement and Securities Purchase Agreement with the Company, and an officer of Harrison Vickers and Waterman, LLC which entered into an Asset Purchase Agreement with the Company. Since 2012 Mr. Giordano has been the President of Caridia Capital Group, LLC, Harrison Vickers and Waterman LLC, and Zero Down Remodeling LLC.  Since 2010 he has been President of Opus Group Financial and up until 2012 was the President of NewOak Capital Markets.  In addition, since 1996 Mr. Giordano has been President of Giordano & Co., Inc. Mr. Giordano is not an officer or director of any other reporting companies.

Effective September 13, 2013 Dennis Mihalatos, age 40, was named Chief Operating Officer of the Company. There are no written agreements between the Company and Mr. Mihalatos, but Mr. Mihalatos is employed by HVW Holdings, LLC which has a Management Agreement with the Company. Mr. Mihalatos is not an officer or director of any other reporting companies.  Since 2012 Mr. Mihalatos has been a loan broker with Caridia Capital Group.  Prior to that, from 2009 through 2011 he was a project manager with Centex Builders Inc.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Series A 8% Convertible Preferred Stock

On September 17, 2013 the Company filed the Series A 8% Convertible Preferred Stock Certificate of Designation with the Secretary of State of Nevada (the “Certificate of Designation”) authorizing 100,000 shares of Series A Convertible Preferred Stock, and to establish the rights, preferences, privileges and obligations thereof.

As set forth in the Certificate of Designation, the following is a summary of the material terms. The holders of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, cumulative dividends on the Series A Preferred Stock at the rate per share equal to eight percent (8%) per annum on the Stated Value, payable in common stock valued at the closing trade price per share on the last trading day of the calendar quarter. The Series A Preferred Stock shall not have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, either by written consent or by proxy.   So long as any shares of Series A Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series A Preferred Stock, (d) increase the authorized or designated number of shares of Series A Preferred Stock, (e) issue any additional shares of Series A Preferred Stock (including the reissuance of any shares of Series A Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing. Each share of Series A Preferred Stock shall be convertible into 1,000 shares of Common Stock.  For a period of 24 months from the Issuance Date, if the Company issues shares of common stock (or securities, including any derivative securities, containing the right to purchase, exercise or convert into shares of common stock) (the “Dilution Shares”) such that the outstanding number of shares of common stock on a fully diluted basis shall be greater than 214,000,000 shares (inclusive of conversions of Series A Preferred Stock at the Conversion Ratio immediately above), then the Conversion Ratio for the Series A Preferred Stock then outstanding and unconverted as of the date the Dilution Shares are issued shall be adjusted to equal the Conversion Ratio multiplied by a fraction, the numerator of which shall be the number of shares outstanding on a fully diluted basis after the issuance of the Dilution Shares, and the denominator shall be 214,000,000.   The Company shall not effect any conversion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock.

The foregoing summary does not purport to be a complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description	Filed with this Current Report	Incorporated by reference
			Form	Filing Date	Exhibit No.
4.1	Series A 8% Convertible Preferred Stock Certificate of Designation	x

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHARP PERFORMANCE, INC.

By: /s/ James Giordano

Chief Executive Officer

Date: September 18, 2013